Entergy Corporation
500 Clinton Center Drive
Clinton, MS  39056

News
Release

Exhibit 99.1

Date:                October 19, 2005

For Release:     Immediate

Contact:           Morgan Stewart (Media)             Michele Lopiccolo (Investor Relations)
                        (601) 339-2430                          (601) 339-2816
                        mstewa3@entergy.com                mlopicc@entergy.com

Entergy Provides Preliminary Third Quarter Earnings Guidance

Clinton, Miss. - Entergy Corporation (NYSE: ETR) today indicated that it expects third quarter as-reported and operational earnings to be approximately $1.64 per share compared to $1.22 per share in as-reported earnings, and $1.39 per share in operational earnings one year ago. Operational earnings in third quarter 2004 excludes a loss from Entergy-Koch, LP of $(0.19) per share as well as an adjustment to an asset reserve at the non-nuclear wholesale assets business of $0.02 per share. The increase in consolidated results for the quarter will include the impact of accretion from Entergy's share repurchase program.

Third quarter 2005 as-reported and operational earnings are expected to be higher compared to third quarter 2004 due primarily to an increase in earnings at Utility, Parent and Other. The increased earnings at Utility, Parent and Other are due primarily to:

    higher revenues due to warmer than normal weather in the current period compared to significantly milder than normal weather in third quarter 2004 which had the effect of reducing earnings by $(0.10) per share; the revenue increase was partially offset by reduced revenues associated with customer outages due to storm activity, lower operation and maintenance expense, and
    the impact of accretion in the current period resulting from the share repurchase program.

Operation and maintenance expense was lower due in part to proceeds received during the quarter from the Central Interstate Low-Level Radioactive Waste Compact Commission. These proceeds reflect a settlement reached in connection with amounts previously paid for low-level radioactive services that were never rendered. In addition, a portion of the proceeds represent interest and will be reflected as interest income at Utility, Parent, and Other in third quarter 2005 results.

Utility, Parent and Other results for the quarter also reflect the impact of Hurricanes Katrina and Rita which made landfall in Entergy's service territory during third quarter 2005. These storms had the effect of reducing operation and maintenance expense during the period as storm restoration activities, the costs of which are treated as either capital or regulatory assets pending future recovery, took priority over normal maintenance work.

As-reported and operational results at Entergy Nuclear in third quarter 2005 are expected to be higher compared to results one year ago. Fewer planned and unplanned outages in third quarter 2005, lower operation and maintenance expense, and accretion in the current period were the primary drivers of the higher results at Entergy Nuclear. As-reported and operational results at Entergy's non-nuclear wholesale assets business are expected to be lower compared to one year ago.

On September 23, 2005, Entergy New Orleans, Inc. (ENOI) filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.  Entergy owns 100 percent of the common stock of ENOI and has, subject to the rules and requirements of Chapter 11 of the U.S. Bankruptcy Code, continued to supply operating management to ENOI. However, uncertainties surrounding the nature, timing and specifics of the bankruptcy proceedings have caused Entergy to de-consolidate ENOI for financial reporting purposes beginning in third quarter 2005 with ENOI's financial results being recorded under the equity method of accounting. Under this methodology, earnings from ENOI will be reflected in Entergy's income statement as equity in the earnings of unconsolidated affiliates.  Because Entergy owns all of the common stock of ENOI, this change will not impact the amount of net income Entergy records for any current or historical period but will result in ENOI's net income being presented in one line item rather than included in each individual income statement line item presented. Prior period consolidated financial statements will also reflect ENOI under the equity method in order to show a consistent presentation for all periods presented.

Entergy also noted that events related to Hurricanes Katrina and Rita and the bankruptcy proceeding for ENOI noted above, that occur prior to the filing of the third quarter financial statements under Form 10-Q, could result in a subsequent event(s) in accordance with generally accepted accounting principles. This subsequent event(s) might materially change the accounting disclosures and/or the reported income of Entergy and one or more of its operating subsidiaries. Examples of events that might result in subsequent event accounting and disclosure could include a determination as to the permanent loss of certain customers, finalization of insurance proceeds, potential regulatory outcomes and/or other potential adverse events related to ENOI's filing for bankruptcy protection, among other things.

In addition, Entergy provided refined estimates of storm restoration and business continuity costs in connection with Hurricane Katrina, as well as a revised forecast of customers who Entergy expects to be unable to take service for a period of time.

Company	Estimated Costs (U.S. $ in millions)
Entergy Gulf States - LA	29-42
Entergy Louisiana	325-375
Entergy Mississippi	75-90
Entergy New Orleans	260-325
Other	11-18
Total	700-850

The above cost estimates do not include other potential incremental losses that cannot be estimated at this time or any offset for recovery initiatives being pursued, including insurance reimbursement, federal assistance and recovery from the Federal Energy Regulatory Commission and local regulatory bodies. Entergy currently estimates that approximately 123,000 customers are unable to accept electric service for a period of time that cannot be estimated, with approximately 36,000 of these customers served by Entergy Louisiana and 87,000 served by Entergy New Orleans. Entergy previously estimated the total restoration costs for the repair and/or replacement of its electrical facilities damaged by Hurricane Rita to be in the range of $400 million to $550 million. Entergy continues to believe that this range estimate for Hurricane Rita restoration costs is reasonable.

Entergy had noted, in an Investor Release dated September 6, 2005, that it was unable to affirm its previously issued earnings guidance for the year 2005 due to its inability to estimate the revenue and expenditure impact of Hurricane Katrina. As of the date of this release, Entergy continues to be unable to affirm 2005 earnings guidance.

A teleconference will be held on November 1, 2005 at 10:00 a.m. CST to discuss Entergy's third quarter 2005 earnings announcement, and may be accessed by dialing (719) 457-2649 no more than 15 minutes prior to the start of the call. The confirmation number is 970768. Internet users may also access the teleconference and view presentation slides by visiting Entergy's website at www.entergy.com/webcasts. For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820. The confirmation number is the same.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of over $10 billion and approximately 14,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

In this release and from time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in these statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and other proceedings at local and federal regulatory agencies, Entergy's ability to manage its operation and maintenance costs, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, and the prices and availability of power Entergy must purchase for its utility customers, uncertainty regarding establishment of sites for spent nuclear fuel storage and disposal, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, changes in utility regulation and in regulation of the nuclear industry, the success of Entergy's strategies to reduce tax payments, the effects of litigation and weather, and uncertainties associated with efforts to remediate the effects of Hurricanes Katrina and Rita and recovery of costs associated with restoration including Entergy's ability to obtain financial assistance from governmental authorities in connection with these storms, the outcome of the Chapter 11 bankruptcy proceeding of Entergy New Orleans, Inc. and the impact, if any, of this proceeding on other Entergy companies.